Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of Aaron Rents, Inc. listed below and, with respect to Registration Statements on Form S-3, in the related Prospectuses of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Aaron Rents, Inc. and the effectiveness of internal control over financial reporting of Aaron Rents Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
(1)	Registration Statement (Form S-8 No. 33-9206) pertaining to the Aaron Rents, Inc. Retirement Plan and Trust

(2)	Registration Statement (Form S-8 No. 33-62538) pertaining to the Aaron Rents, Inc. Retirement Plan and Trust

(3)	Registration Statement (Form S-8 No. 333-33363) pertaining to the 1996 Stock Option and Incentive Award Plan

(4)	Registration Statement (Form S-8 No. 333-76026) pertaining to the 2001 Stock Option and Incentive Award Plan

(5)	Registration Statement (Form S-8 No. 333-123426) pertaining to the 2001 Stock Option and Incentive Award Plan

(6)	Registration Statement (Form S-3 No. 333-48985) pertaining to the 1998 public offering of common stock

(7)	Registration Statement (Form S-3 No. 333-88392) pertaining to the 2002 public offering of common stock

(8)	Registration Statement (Form S-3ASR No. 333-133913) pertaining to the 2006 public offering of common stock
/s/ Ernst & Young LLP
Atlanta, Georgia
February 28, 2008